Exhibit 99.1

American Lorain Corporation	CCG Elite Investor Relations
Mr. Gang Liu, Director of IR	Mr. Crocker Coulson, President
Phone: +86 586-386-2276	Phone: +1-646-213-1915
Email: liugangqd@yahoo.com	Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

American Lorain Corporation Reports Fourth Quarter
and Full Year 2007 Financial Results

Junan County, Shandong, China, - April 17, 2008 - American Lorain Corporation (OTC BB: ALRC) ("American Lorain" or "the Company"), an international packaged foods company based in Shandong, the People's Republic of China ("PRC"), today announced its financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter 2007 Highlights

  Net sales increased 56.3% year-over-year to $34.0 million

  Gross profit increased 69.8% year-over-year to $9.5 million

  Gross margin increased to 28.1% from 25.9%

  Net income totaled $6.1 million, , up 103% year-over-year

Fiscal Year 2007 Highlights

  Net sales increased 65.6% to $82.1 million

  Gross profit increased 67.6% to $20.2 million

  Gross margin increased slightly to 24.6% from 24.3%

  Operating income increased 69% to $14.7 million

  Net income increased 64.4% to $9.7 million, or $0.42 per fully diluted share

  Completed reverse merger transaction to become a public company, May 2007

  Completed $19.8 million (gross proceeds) private placement financing, May 2007

  Started construction of new production lines for capacity expansion

"Last year was a very productive year for American Lorain as we moved from being a privately operated company to a publicly traded company listed in the U.S. We generated record levels of revenue and net income, despite the impact of a fire at our Beijing Lorain plant, due in large part to our increased marketing efforts in the domestic market. We added a total of six new production lines for convenience food products at our existing facilities, began the second-phase of construction at our Luotian facility and added an egg-processing facility at our Luotian facility," said Mr. Si Chen, Chief Executive Officer of American Lorain.

Fourth Quarter 2007 Results

Net sales for the fourth quarter of fiscal 2007 were $34.0 million, up 56.3% from $21.8 million in the fourth quarter of fiscal 2006. The increase in revenue was mainly driven by increased sales to our domestic customers.

Gross profit for the fourth quarter of fiscal 2007 was $9.5 million, up 69.8% from $5.6 million in the same period a year ago. Gross margin was 28.1% in the fourth quarter of fiscal 2007, compared to 25.9% in the same quarter last year. The increase in gross margin was related to the company's strategy to buy bulk raw materials in advance to control cost of revenues.

Operating expenses were $2.3 million in the fourth quarter of 2007, up 73.8% from $1.3 million in the fourth quarter of 2006. The increase in operating expenses was primarily related to an increase in the selling and marketing expenses due to the Company's focus on increasing sales in the domestic market. Selling and marketing expenses increased 197.2% in the fourth quarter of 2007 to $1.4 million. Operating expenses accounted for 6.7% of net sales in the fourth quarter of fiscal 2007, compared to 6.0% for the same quarter last year.

Net income was $6.1 million in the fourth quarter of 2007, up 103% from $3.0 million.

Full Year 2007 Results

During the fiscal year ended December 31, 2007, net sales increased 65.6% to $82.1 million from $49.6 million in 2006. The increase was mostly driven by increased market demand for the Company's products in the domestic market. Net revenues from the domestic market increased 104% to $47.7 million in 2007 from $23.4 million in 2006. As a percentage of the total revenue, the net revenue derived from the domestic market increased to 59% in 2007, from 48% in 2006.

Gross profit in 2007 was $20.2 million, an increase of 67.6% from $12.0 million a year ago. Gross margin was 24.6% in 2007, compared to 24.3% in 2006.

Selling and marketing expenses increased $1.2 million, or 85.71%, to $2.6 million in fiscal year 2007 from $1.4 million in fiscal year 2006. The increase in selling and marketing expenses was primarily attributable to additional marketing efforts for the company's products in domestic market in 2007.

General and administrative expenses increased $1 million, or 52.63%, to $2.9 million in fiscal year 2007 from $1.9 million in fiscal year 2006. However, as a percentage of revenues, the general and administrative expenses decreased to 3.49% in fiscal year 2007 from 3.9% in fiscal year 2006.

Operating income increased 69% to $14.7 million from $8.7 million a year ago. Operating margin during fiscal 2007 was 17.9%, slightly up from 17.5% for the year ago period.

Net income for fiscal 2007 was $9.7 million, or $0.42 per fully diluted share, an increase of 64.4% from $5.9 million, or $0.33 per fully diluted share, in 2006. Earnings per share were calculated using a diluted weighted share count of 23.2 million shares for 2007 and 17.9 million shares for 2006. The increase in diluted weighted average shares includes the impact of the reverse merger transaction and private placement in May 2007.

Financial Condition

As of December 31, 2007, the Company had cash and cash equivalents of $6.8 million and working capital of $21.5 million. The company received proceeds of approximately $18 million (net proceeds) from the private placement completed on May 3, 2007. The proceeds from the private placement were used to build infrastructure at several of the company's facilities. Specifically, the proceeds were used for the second-phase of construction at the Luotian facility, a sewage system at the Shandong Lorain facility, and an egg-processing facility at the Junan Lorain facility. The total amount expended on the above items was approximately $12 million. Accounts receivable were $32.9 million, and days sales outstanding were 146 days for the year versus 87 days for the prior year. Inventory days held were 106 days for the year, down from 120 days during the prior year. At December 31, 2007, the Company had short-term debt outstanding of $24.08 million and shareholders' equity of $44.5 million.

In 2007, the Company incurred capital expenditures of $12.4 million, related to the second-phase of construction at the Luotian facility, a sewage system at the Shandong Lorain facility, and an egg-processing facility at the Junan Lorain plant.

Business Outlook

"We expect to further increase our sale in the domestic market for our proprietary brands, Lorain, and Yimeng Lorain, which we plan on accomplishing through concentrated efforts in the marketing and promotion of our brands in China. In addition to increasing sales of products in China, we also intend to focus on increasing our export sales, especially of higher margin chestnut products to Japan and South Korea," said Mr. Chen.

In 2008, the company plans to build two new facilities, including one deep freezing line with capacity of 9,912.5 metric tons per line and two convenience food lines with capacity of 1,500 metric tons per line. Since the company used the funds received from the May 3, 2007 private placement to fund infrastructure improvements and to purchase raw materials, the company needs to obtain loans from commercial banks to finance the construction of new production facilities. Currently, the company has negotiated loan agreements with Linyi Commercial Bank as well as banks in Junan County in the amount of US$3.5 million.

About American Lorain Corp.

Shandong Lorain, an indirectly owned subsidiary of American Lorain Corp., was founded by Mr. Si Chen, in Shandong Province, Peoples Republic of China, 1995. When American Lorain started its operations in 1995, the company's sold chestnut products. However, in 2002, the Company entered the canned, frozen and bulk foods packaged market and in 2004 entered the convenience food packaged market. Although, the company's chestnut products are mostly for international sales, the convenience food and frozen, canned and bulk food products are for domestic sales in China.

Safe Harbor Statement

This announcement contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems; compliance with laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-Financial Statements Follow-

	Consolidated Statement of Income

	For the Fourth Quarter December 31,		For The Years Ended December 31,

	2007	2006	2007	2006
Net Revenues	$34,018,844	$21,759,345	$82,094,963	$49,560,957
Cost of Revenues	(24,469,354)	(16,134,210)	(61,932,474)	(37,533,260)
Gross Profit	$9,549,490	$5,625,135	$20,162,489	$12,027,697

Operating Expenses:
Selling and marketing expenses	(1,375,835)	(463,151)	(2,623,138)	(1,440,941)
General and administrative expenses	(910,085)	(852,232)	(2,864,813)	(1,932,729)

Income from continuing operations	$7,263,570	$4,309,752	$14,674,538	$8,654,027

Non-operating Income (Expenses):
Investment income	4,769	-	4,769	-
Finance cost net	(558,849)	(520,115)	(2,167,078)	(1,668,598)
Government Grant	980,383	66,173	1,373,280	481,403
Other income	120,229	-	155,467	-
Other expenses	(69,637)	(116,068)	(1,445,780)	(133,635)
Income before taxes	$7,740,465	$3,723,383	$12,595,196	$7,333,197

Income tax	(1,162,657)	$(628,125)	(2,134,916)	(1,064,379)
Income before minority interests	$6,577,808	$3,095,258	$10,460,280	$6,268,818
Minority interests	(508,500)	$(88,698)	(715,359)	(340,328)
Net income	$6,069,308	$3,006,560	$9,744,921	$5,928,490

Earnings per share:
Basic	-	-	$0.43	$0.33
Diluted	-	-	$0.42	$0.33
Weighted average shares outstanding of
common stock
Basic	-	-	22,554,210	17,932,777
Diluted	-	-	23,177,268	17,932,777

Consolidated Balance Sheets
	As of December 31,
	2007	2006
Assets
Current Assets
Cash and Cash equivalents	$6,769,973	$2,290,676
Restricted Cash	2,021,839	2,549,321
Short-term Investment	7,246	26,620
Trade accounts receivable	32,859,688	11,805,231
Other receivables	7,552,976	4,683,630
Inventory	17,903,344	12,294,354
Advances to Suppliers	5,357,951	2,406,160
Prepaid expenses and taxes	916,774	38,375

Total current assets	$73,389,791	$36,094,367

Property, plant and equipment, net	24,022,181	13,517,908
Land use rights, net	3,047,021	2,777,475

Total Assets	$100,458,993	$52,389,750

Liabilities and Stockholders Equity
Current Liabilities
Short-term bank loans	$24,077,504	$23,137,648
Notes payable	2,734,444	3,466,581
Accounts payable	6,251,833	2,327,620
Income tax payable	1,121,528	402,216
Current maturities of long term debts	-	5,117
Accrued liabilities and other payables	16,784,108	2,570,263
Customer deposits	957,642	843,091

Total current liabilities	$51,927,059	$32,752,536

Long-term bank loans	102,542	105,560

Total Liabilities	52,029,601	32,858,096

Minority interests	3,887,021	2,922,355

Stockholders' Equity
Common Stock, $0.001 par value,
200,000,000 shares authorized;
24,923,178 and 17,932,777 shares
issued and outstanding as of
December 31, 2007 and 2006	24,923	17,933
Additional paid-in capital	24,187,268	6,846,620
Statutory reserves	4,497,647	4,439,604
Retained earnings	13,985,824	4,298,947
Accumulated other comprehensive income	1,846,708	1,006,195
	$44,542,370	$16,609,299

Total Liabilities and Stockholders Equity	$100,458,992	$52,389,750

Consolidated Statements of Cash Flow

	For The Years Ended December 31,
	2007	2006
Cash flows from operating activities
Net income	$9,744,920	$5,928,490
Minority interest	964,666	340,328
Fire Loss	1,392,379	-
Depreciation	802,927	579,736
Amortization	17,798	48,038
(Increases)/decreases in accounts & other receivables	(23,809,252)	(1,840,469)
(Increase)/decrease in inventories	(8,560,781)	3,587,757
Increase/(decrease) in accounts and other payables	15,862,094	(673,977)

Net cash (used in)/provided by operating activities	$(3,585,249)	$7,969,903

Cash flows from investing activities
Purchase of plant and equipment	(7,657,346)	(3,421,639)
Purchase of biological assets	(2,784,136)	-
Increase of construction in progress	(2,258,097)	-
(Increase)/decrease in restricted cash	527,482	373,788
Payment of land use rights	(287,344)	(1,421,291)
Investment in securities	19,374	(7,857,172)

Net cash used in investing activities	(12,440,067)	(12,326,314)

Cash flows from financing activities
Issue of common stock	17,347,638	2,855,765
Dividend paid	-	(3,575,032)
Bank borrowings	25,645,795	24,744,115
Bank repayment	(23,329,333)	(24,946,473)

Net cash provided by/(used in) financing activities	19,664,100	(921,625)
Net in cash and cash equivalents	3,638,784	(5,278,036)

Effect of foreign currency translation on cash and cash equivalents	840,513	139,674

Cash and cash equivalents-beginning of year	2,290,676	7,429,038

Cash and cash equivalents-end of year	6,769,973	2,290,676

Supplementary cash flow information:
Interest received	$209,010	$165,648
Interest paid	2,293,442	1,791,272
Taxes paid	740,943	-

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